Exhibit 10.20

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is made and entered into as of February 25, 2003 by and between 1601 McCarthy Boulevard, LLC, a California limited liability company (“Landlord”) and Sage, Inc., a Delaware corporation (“Sage” or “Tenant”).

R  E  C  I  T  A  L  S:

A.    Limar Realty Corp. #7, predecessor in interest to Landlord, and Tenant entered into that certain Standard Single Tenant NNN Lease dated April 12, 2000 (as it may be amended from time to time, the “Lease”), in which Landlord leased to Tenant, and Tenant leased from Landlord, certain premises commonly known as 1601 McCarthy Boulevard, Milpitas, California (the “Premises”) as more specifically described in the Lease.

B.    In accordance with the Lease, Tenant has deposited with Landlord a security deposit in the original amount as set forth in the Lease (the “Security Deposit”).

C.    Pursuant to that certain Sublease Agreement dated August 31, 2000 (the “Sublease”) by and between Tenant, as sublandlord, and Big Bear Networks, Inc., a California corporation, as subtenant (“Subtenant”), Subtenant subleased from Tenant a portion of the Premises consisting of approximately 23,870 rentable square feet of space (the “Subleased Premises”) as more particularly described in the Sublease.

D.    Sage is a wholly owned subsidiary of Genesis Microchip, Inc., a Delaware corporation (“Genesis”) and Genesis has agreed to fully guaranty the obligations of Sage arising under or pursuant to this Agreement as provided in Section 19 below and to join in certain covenants and agreements contained herein.

E.    Tenant has indicated that it desires to terminate the Lease.

A  G  R  E  E  M  E  N  T:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.     Incorporation of Recitals. Recitals A through E inclusive, set forth above are incorporated in full into this Agreement by this reference.

2.     Termination of Lease. Subject to the terms and conditions hereinafter set forth, and provided no petition under the United States Bankruptcy Code is filed by or against Sage or Genesis, and Sage or Genesis does not make an assignment for the benefit of creditors pursuant to California Code of Civil Procedure section 493.010 or other similar law, on or within ninety-five (95) days after the delivery to Landlord of good and immediately available funds representing all Settlement Payments (as defined in paragraph 3), which petition or assignment results in an order compelling Landlord to refund, pay over or disgorge to Sage, Genesis, any bankruptcy trustee or any creditor or other party to the case any of the Settlement Payments, and subject to the satisfaction of all conditions hereto, the Lease shall terminate effective as of the date set forth in Paragraph 10, below (the “Termination Date”).

3.     Lease Restructuring Consideration. The parties agree that upon the Termination Date (a) Tenant shall and hereby does consent to the immediate release of the Security Deposit to Landlord’s lender, in consideration of lender’s consent to the transactions contemplated by this Agreement, (b) Tenant will immediately remit directly to Landlord’s lender the sum of Six Million Two Hundred Seventy Seven Thousand Dollars ($6,277,000), less the amount of any net rental payments made by Tenant to Landlord during calendar year 2003 after deducting amounts due to Tenant from the Subtenant for the corresponding period under the Sublease (collectively, the “Settlement Payments”). Landlord and Tenant acknowledge that as of the date of this Agreement, the total amount to be remitted by Tenant pursuant to subparagraph (b) immediately above, is Six Million One Hundred Fifty One Thousand Dollars ($6,151,000). In addition, concurrently with the making of the Settlement Payments, Tenant shall remit to Landlord all amounts owing pursuant to Paragraph 11(i), below. The present value of Tenant’s future Rent obligations under the Lease significantly exceeds the aggregate of the amounts set forth in (a) and (b) above.

4.    Surrender of Premises; Furniture and Equipment; Roof Screening Work.

(i)     The parties hereby agree that on or prior to the Termination Date, Tenant shall vacate and surrender to Landlord exclusive possession of the Premises (other than that portion of the Premises covered by the Sublease or to which the Subtenant is otherwise entitled to use pursuant to the terms of the Sublease) in broom clean condition, undamaged and with all furniture and equipment in place and repairs to the Premises otherwise required under this Agreement fully completed; provided, that notwithstanding the foregoing, Tenant shall reassemble (to the extent necessary), replace and move back into their former places within the Premises those pieces of furniture and equipment listed on Schedule 1 of Exhibit A attached hereto (the “Furnishings”). Landlord acknowledges that as of the date of this Agreement Tenant has complied with the provisions set forth immediately above. As further consideration for Landlord entering into this Agreement, on the Termination Date, Tenant shall transfer to Landlord all of its right, title and interest in the Furnishings, and Landlord shall accept such assets in their “AS-IS” condition, pursuant to and in accordance with the form of bill of sale attached hereto as Exhibit A.

(ii)     In addition, Tenant shall use commercially reasonable efforts to complete Tenant’s planned roof screening work to the Premises prior to the Termination Date. If Tenant for any reason has not completed such work by the Termination Date to the satisfaction of the City of Milpitas and the reasonable satisfaction of Landlord, then, on the Termination Date, Tenant shall (a) assign to Landlord Tenant’s architectural plans and construction contract for such work and (b) remit to Landlord the amount reasonably required to complete such work (not to exceed Fifty Thousand Dollars ($50,000)). Thereafter, Landlord shall complete such work and shall promptly refund to Tenant (against invoices, etc. showing the amount expended by Landlord therefore) any amount remaining from such funds so remitted by Tenant.

(iii)     Landlord and Tenant agree that all property belonging to Tenant which remains on the Premises following the Termination Date that is not otherwise covered by this

Paragraph 4 shall be deemed to have been abandoned by Tenant, which waives all of its rights in such property, that all such property, in the aggregate, shall be conclusively agreed between the parties to have a fair market value of less than $300.00, that all such property may be disposed of by Landlord as its own property without further notice to Tenant, and that Tenant waives any statutory requirements of notice, auction, sale, or accounting relating to such abandoned property.

5.     Release of Liability.     Subject to Tenant fully, timely and faithfully performing and satisfying all of its obligations under this Agreement and except for the obligations, duties and rights of the parties hereunder (including Sections 3, 4, 8 and 9 hereof) (the “Excluded Matters”), effective as of the Termination Date:

(a)    Landlord, on behalf of itself and its transferees, successors and assigns, hereby releases and discharges Genesis and Sage, their subsidiaries, affiliates, parents, officers, directors, shareholders, employees, attorneys, accountants, consultants, transferees, successors and assigns (collectively, “Tenant Parties”), from any claim whatsoever for the payment of Rent or any other charge or sum now or hereafter payable by the Tenant under the Lease or for the performance of any obligation on the part of the Tenant to be performed under the Lease or any other matter involving, arising out of or related to the Lease or the Premises, whether known or unknown, which Landlord now has, owns or holds, or may in the future have, against any of the Tenant Parties.

Notwithstanding anything in this Agreement to the contrary, if (i) a petition under the United States Bankruptcy Code is filed by or against either Genesis or Sage (provided, that if any such petition shall be an involuntary petition, such involuntary petition is not dismissed within 60 days of filing) or either Genesis or Sage makes an assignment for the benefit of creditors, which petition or assignment results in an order compelling Landlord to refund, pay over or disgorge to Sage, Genesis, any bankruptcy trustee or any creditor or other party to the case any of the Settlement Payments or (ii) for any reason either the Settlement Payments or all or any part of the transaction described in this Agreement is avoided in a bankruptcy, insolvency or similar proceeding, the release by Landlord of Genesis and Sage described in this paragraph 5(a) shall be null and void ab initio, and Landlord shall be entitled to claim and recover all amounts to which Landlord would be entitled under the Lease, at law and in equity, as if the Lease had not been terminated by this Agreement, and as hereinafter specifically set forth, Genesis is and shall be deemed a guarantor of all obligations of Sage under the Lease, and, at Landlord’s election, the Lease shall be reinstated; provided, however, in the event of any of the foregoing, notwithstanding anything to the contrary herein, (A) the liability of Sage and Genesis, taken together, shall not exceed the amount of the Settlement Payments, less any amounts paid by Sage or Genesis that Landlord or its lender is not required to disgorge, pay over or refund due to any bankruptcy, insolvency or similar proceeding and (B) the provisions of Sections 3, 4 and 5(b) of this Agreement shall be void to the extent that the Lease is considered not to have been terminated by this Agreement.

(b)     Genesis and Sage, on behalf of themselves and their transferees, successors and assigns, hereby releases and discharges Landlord, its subsidiaries, affiliates, parents, officers, directors, shareholder, employees, attorneys, accountants, consultants, transferees, successors and assigns (collectively, the “Landlord Parties”), from any claim whatsoever for the performance of any obligation on the part of Landlord to be performed under the Lease or any other matter involving, arising out of or related to the Lease or the Premises, whether known or unknown, which Tenant now has, owns or holds, or may in the future have, against any of the Landlord Parties.

6.     Waiver of Civil Code Section 1542.     Landlord, Genesis and Sage, and each of them intend for the foregoing release to be a full and final accord and satisfaction and release of each and every claim or cause of action that Landlord or Tenant may have against the other in connection with the released matters, except for those claims arising out of a breach of this Agreement and the Excluded Matters. In further consideration of this intention, Landlord and Tenant each hereby waive the benefit of the provisions of California Civil Code Section 1542, and any similar of analogous statute from another state which may be applicable. Section 1542 of the California Civil Code currently provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

/s/ Arthur Grovara	/s/ Eric Erdman	/s/ Eric Erdman
Landlord	Genesis	Sage

Each of Landlord, Genesis and Sage represents that it has read and knows and understands the contents of this release and that it has executed it voluntarily after consulting with counsel of its choosing. Each of Landlord and Tenant understands that it cannot proceed against any party it has released hereby with respect to the matters released herein.

7.     Representations of Genesis and Sage.     Genesis and Sage each represents and warrants to Landlord that (a) each of them is a duly formed and validly existing corporation; (b) each is qualified to do business in the State of California and is in good standing in the jurisdiction of its formation; (c) neither has heretofore assigned all or any portion of its interest in the Lease or sublet any portion of the Premises to any party or than in connection with the Sublease; (d) no other person, firm or entity has any right, title or interest in the Lease claiming through or under Sage or Genesis; (e) each has the full right, legal power and actual authority to enter into this Agreement; (f) each person signing this Agreement on behalf of Tenant is authorized to do so and this Agreement has been fully and validly authorized by Tenant and each of them by all appropriate corporate action; and (g) this Agreement is valid and legally binding on each of them. Notwithstanding the termination of the Lease and the release of liability, as provided herein, the representations and warranties set forth in this Section 7 shall survive the termination of the Lease and Genesis and Sage shall be liable to Landlord for any inaccuracy or any breach thereof.

8.     Continuing Liability.     Notwithstanding the termination of the Lease and the release of liability provided for herein, Tenant shall remain liable for all of Tenant’s indemnification and other obligations which expressly survive termination of the Lease under the terms and provisions thereof and which relate in any way to (i) third party claims against Landlord or (ii) environmental matters affecting Landlord or the Premises.

9.     No Liens on Premises; Indemnity.     Tenant acknowledges and agrees that Tenant shall be solely responsible for and shall pay or cause to be paid all charges for labor or materials supplied on behalf of Tenant to or in connection with the Premises, which if unpaid, could result in a lien or other encumbrance (collectively, “Liens”) against Landlord’s interest in the Premises, and Tenant does hereby defend, indemnify and hold Landlord harmless from and against any and all costs and expenses incurred by Landlord to pay, discharge or otherwise remove any Lien against Landlord’s interest in the Premises arising from or in connection with Tenant’s failure to pay all charges for labor or materials supplied to the Premises which were contracted for or ordered by Tenant. Tenant acknowledges and agrees that Tenant shall be solely responsible for and shall pay or cause to be paid all leasing commissions which are owed by Tenant under or in connection with the Lease and Tenant does hereby defend, indemnify and hold Landlord harmless from and against any such leasing commissions. This Section 9 shall survive the termination of the Lease and the performance of this Agreement.

10.     Conditions Precedent to the Termination Date.     The Termination Date under this Lease shall occur upon (i) the payment of all Settlement Consideration hereunder, (ii) the delivery of the amounts to be delivered by Tenant to Landlord pursuant to Paragraphs 4(ii) and 11(i) hereof and (iii) the later to occur of (a) February 28, 2003, (b) the receipt by Landlord of an executed attornment agreement from Subtenant to Landlord in the exact form previously submitted by Landlord to Tenant by which Subtenant agrees to attorn to Landlord and to be bound by the terms and conditions of the Sublease for the balance of the term thereof, and (c) the receipt by Landlord of the consent of Landlord’s lender to the transactions contemplated by this Agreement in a form reasonably satisfactory to Landlord; provided, that if the foregoing conditions have not been met or satisfied (through no fault of Tenant) on or before April 1, 2003, either party may at any time thereafter terminate this Agreement upon no less than ten (10) days prior written notice to the other, delivered pursuant to Section 28 of the Lease; provided that as a condition to Tenant’s termination, Tenant shall be required to pay all rent that would have previously been due and is unpaid under the Lease. Landlord shall use commercially reasonable efforts to obtain the written consent of Landlord’s lender as set forth above as soon as practicable and shall provide Tenant with a copy of such written consent immediately upon Landlord’s receipt thereof.

11.     Attorneys’ Fees.

(i)     Tenant shall pay to Landlord, Landlord’s legal fees incurred in connection with (a) this Agreement, (b) the transactions and negotiations leading to the execution and delivery of this Agreement, and (c) the obtaining and documenting the consent of Landlord’s lender to the transactions contemplated hereby in an aggregate amount not to exceed $30,000.

(ii)     Should any dispute arise among the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys’ fees and legal costs in connection with such dispute.

12.     Severability.     If any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13.     Notices.     All notices, demands or other communications given pursuant to this Agreement shall be in writing and shall be deemed given if given in the manner specified in Section 28 of the Lease.

14.     Binding Agreement; Joint and Several Obligations.     All provisions contained in this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of Landlord and Tenant.

15.     Governing Law; Interpretation.     This Agreement shall be interpreted under the laws of California. The Section and subsection captions are for the convenient reference of the parties only and are not intended to and shall not be deemed to modify the interpretation of the Section or subsection from that which is indicated by the text of the Section or subsection alone. This Agreement is the product of negotiation between the parties and their respective counsel, and the parties agree that it shall be interpreted in accordance with its fair and apparent meaning and not for or against either party. All of the representations, warranties and indemnities contained in this Agreement shall survive indefinitely the termination of the Lease and the performance of this Agreement.

16.     Merger, Amendment.     This Agreement (together with the Lease) sets forth the entire agreement between the parties with respect to the subject matter hereof and all prior negotiations or agreements, whether oral or written, are superseded and merged herein. This Agreement may not be altered or amended except by a writing duly authorized and executed by the party against whom enforcement is sought.

17.     Counterparts; Facsimile.     This Agreement may be executed in multiple counterparts, which together shall constitute an original Agreement. The signature of either party hereto sent to the other via facsimile shall constitute the valid execution and delivery of this Agreement by such party.

18.     No Brokers.     Except for any amounts payable to Gerbsman Partners (the payment of which shall be the sole obligation of Tenant) neither Tenant or Landlord has been represented by a real estate broker or other agent in regard to the transactions contemplated by this Agreement, and no brokerage commission, finder’s fees or other compensation is due any agent of the parties in connection with the transactions contemplated by this Agreement. Tenant will hold Landlord harmless and indemnify Landlord against any claim, loss or damage, including reasonable attorney’s fees, in regard to fees or commissions due any broker or agent under contract with or working through Tenant. Landlord will hold Tenant harmless and indemnify Tenant against any claim, loss or damage, including reasonable attorney’s fees, in regard to fees or commissions due any broker or agent under contract with or working through Landlord.

19.     Genesis Lease Guaranty.     In consideration of Landlord executing and delivering this Agreement, Genesis hereby absolutely and irrevocably guaranties (i) the payment of all Settlement Payments made or to be made under this Agreement, (ii) all indemnity obligations of Tenant under this Agreement and (iii) to the extent either the Settlement Payments or all or any portion of this Agreement is avoided in a bankruptcy, insolvency or similar proceeding, and whether or not the Lease is reinstated as otherwise provided in Paragraph 5(a), above, the full and prompt payment of all amounts to which Landlord would be entitled under the Lease, at law and in equity, as if the Lease had not been terminated by this Agreement (the “Guaranteed Obligations”); provided, however, notwithstanding anything to the contrary herein, in no event shall Genesis’s liability for the Guaranteed Obligations described in subparts (i) and (iii) above exceed the amount of the Settlement Payments, less any amounts paid by Sage or Genesis for the amounts described in subparts (i) and (iii) above that Landlord or its lender is not required to disgorge, pay over or refund due to any bankruptcy, insolvency or similar proceeding. This guaranty of Genesis (the “Guaranty”) shall be continuing and shall terminate only upon the full and complete payment of all Guaranteed Obligations.

This Guaranty is a guaranty of payment and not of collection, the obligations of Genesis under this Guaranty are independent of the obligations of Tenant, and Landlord may enforce this Guaranty against Genesis without first (a) making any effort at collection or enforcement of any Guaranteed Obligations from or against Tenant or any other party that may be liable therefor, other than providing any notices and cure periods required under the Lease, (b) exercising or asserting any other right or remedy which may be available in connection with the Guaranteed Obligations or resorting to or exhausting any other security, guaranty or collateral held with respect to the Guaranteed Obligations, or (c) asserting or filing any claim against the assets of Tenant, Genesis, or any other guarantor or any other party whatsoever. Neither failure by Landlord to enforce any or all of its rights under the Lease or to insist upon strict payment by Tenant of any of the Guaranteed Obligations, nor any grant by Landlord of any indulgences or extensions of time to Tenant for the payment of any Guaranteed Obligations, shall release Genesis or in any way affect or diminish Genesis’s obligations under this Guaranty. Genesis expressly waives any notice of acceptance of this Guaranty, diligence, presentment, demand, protest, extension of time for payment of the Guaranteed Obligations, and notice of any kind whatsoever, other than any notices and cure periods required under the Lease.

This Guaranty shall remain and continue in full force and effect notwithstanding (a) the commencement or continuation of any action or proceeding by, against or concerning Tenant under any federal or state bankruptcy, insolvency or other debtor-relief law, (b) the voluntary or involuntary appointment of a receiver, trustee, keeper or other person who takes possession of any of Tenant’s assets, regardless of whether such appointment occurs as a result of insolvency or any other cause, or (c) any assignment by Tenant for the benefit of its creditors.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

[SIGNATURE BLOCK ON NEXT PAGE]

“LANDLORD”
1601 MCCARTHY BOULEVARD, LLC, a California limited liability company

By:	/s/ Arthur Grovara
Name:	Arthur Grovara
Its:	Managing Member

Tenant: “SAGE”		Guarantor: “GENESIS”
SAGE, INC., a Delaware corporation		GENESIS MICROCHIP, INC., a Delaware corporation

By:	/s/ Eric Erdman	By:	/s/ Eric Erdman
Name:	Eric Erdman	Name:	Eric Erdman
Its:	CFO	Its:	CFO

EXHIBIT A

BILL OF SALE

FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, Sage, Inc., a Delaware corporation (hereinafter referred to as “Seller”), does hereby transfer, assign, sell and convey to 1601 McCarthy Boulevard, LLC, a California limited liability company (hereinafter referred to as “Purchaser”), all of the furniture, equipment and other personal property described on Schedule 1 attached hereto (the “Assets”), which are currently located in those certain premises at 1601 McCarthy Boulevard, Milpitas, California.

Seller warrants and represents that it currently holds title to the Assets, free and clear of any liens or encumbrances. EXCEPT AS STATED IN THE PRECEDING SENTENCE, SELLER MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER REGARDING THE ASSETS AND EXPRESSLY EXCLUDES ANY SUCH WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, AS TO THE MANUFACTURE, FITNESS, MERCHANTABILITY, QUALITY, CONDITION, CAPACITY, SUITABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE ASSETS. THE ASSETS ARE SOLD TO PURCHASER AS IS, WHERE IS, AND WITH ALL FAULTS AND DEFECTS.

WHEREFORE, Seller has executed this Bill of Sale as of the 25th day of February, 2003.

SAGE, INC.,

a Delaware corporation

By:	/s/ Eric Erdman

Print Name:	Eric Erdman

Title:	CFO

Schedule 1

ASSETS

•	18 sets of office furniture

•	100 conference room chairs

•	12 square lunch tables with 27 chairs

•	2 vending machines

•	1 Omni fitness weight machine

•	12 four-drawer lateral file cabinets

•	4 six-foot folding tables

•	6 conference room tables (one 48" round table, one 60" oval table, four 8' conference tables)

•	3 credenzas (2 cherry wood, 1 maple)

•	1 cherry wood bookcase